EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Tom Ryan/Don Duffy 203.682.8200
Sally Smith – President and CEO
Media Contact:
Mary Twinem - CFO
Michael Fox 203.682.8200

Buffalo Wild Wings, Inc.

Announces Preliminary Fourth Quarter Results

–	Earnings per diluted share expected to be $0.25 to $0.28

–	Management to Present at Two Investor Conferences

Minneapolis, Minnesota, January 10, 2005 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD), today announced preliminary financial results for the fourth quarter ended December 26, 2004. The Company expects to report revenue of approximately $48.5 million, an increase of approximately 32% over the $36.7 million generated in the fourth quarter of 2003.

Management believes that earnings per diluted share will range from $0.25 to $0.28 for the fourth quarter of 2004 compared to previous guidance of $0.17 to $0.19. The update to guidance is due to three main factors. First, company-owned same store sales of 7% exceeded expectations while franchised same store sales of 3% were in line with previous guidance. In addition, fresh chicken wing prices averaged $1.30 per pound, lower than the originally anticipated $1.40 per pound. Finally, lower than expected claims experience for the Company’s self-insured programs reduced insurance expense. The updated earnings per diluted share range also assumes stock-based compensation expense of $491,000 and diluted weighted average shares outstanding of 8.6 million.

Buffalo Wild Wings also announced today that it will present at two investor conferences this week. On Tuesday, January 11, 2005, the Company will present at the SG Cowen Third Annual Consumer Conference in New York City. The Buffalo Wild Wings investor presentation will be webcast live at 3:30 p.m. EST at http://www.buffalowildwings.com.

The Company will also present at the Seventh Annual ICR XChange Consumer Conference on Thursday, January 13, 2005 in Carlsbad, CA.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of 12 signature sauces. The widespread appeal of Buffalo Wild Wings establishes it as an inviting, neighborhood destination with more than 300 restaurants in 31 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s anticipated financial performance for the fourth quarter of 2004, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the completion of the 2004 fiscal audit and other factors disclosed from time to time in filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

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